Exhibit 5.1

LAW OFFICES
MITCHELL SILBERBERG & KNUPP LLP
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

TRIDENT CENTER
11377 WEST OLYMPIC BOULEVARD
LOS ANGELES, CALIFORNIA 90064-1683
TELEPHONE: (310) 312-2000

July 16, 2004

VIA FEDEX

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:	Westcorp
Registration Statement on Form S-4

Dear Ladies and Gentlemen:

     We are counsel for Westcorp (the “Company”) in connection with its proposed registration of 7,374,427 shares of Common Stock of the Company (the “Securities”) pursuant to the accompanying Form S-4 registration statement (the “Registration Statement”). The Securities are to be issued in connection with the proposed merger of WFS Financial Inc with and into Western Financial Bank pursuant to the Agreement and Plan of Merger and Reorganization, among the Company, Western Financial Bank and WFS Financial Inc, dated as of May 23, 2004 (the “Merger Agreement”).

     In our capacity as counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of the legal and factual matters we deemed advisable, and have examined the originals, or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments which we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation, upon certificates provided by public officials and officers of the Company as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.

     Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

     The Securities have been duly authorized, and when executed and delivered to the shareholders of WFS Financial Inc in exchange for their shares of common stock of WFS

Securities and Exchange Commission
July 16, 2004

Financial Inc in the manner specified in the Merger Agreement will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion with, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

/S/ MITCHELL SILBERBERG & KNUPP LLP

MITCHELL SILBERBERG & KNUPP LLP

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